Exhibit 10.14

Quality Tech Services, Inc.

7359 Washington Avenue S., Edina, MN 55439

SERVICE CONTRACT

Customer Name:  BioHorizons

Customer Address:  One Perimeter Park South, Suite 230 S. Birmingham, AL 35243

The undersigned       BioHorizons.     “CUSTOMER” and Quality Tech Services, Inc. “QTS” agree to the following conditions for the assembly/packaging of CUSTOMER products:

1.                                      QTS agrees to manufacture CUSTOMER products per requirements specified by the following:

•                  Purchase Order

•                  Engineering Drawings and Specifications

•                  Inspection and Process Control Criteria

2.                                      CUSTOMER will provide QTS with current revision documents.  Purchase Order revision levels take precedence over all other documents.

3.                                      QTS agrees to notify CUSTOMER and obtain written approval prior to any deviation from or modification to the product, process or equipment affecting form, fit or function of CUSTOMER products.

4.                                      PRODUCT IDENTIFICATION AND TRACEABILITY

QTS agrees: to provide systems to ensure component and material traceability for each CUSTOMER process by establishing and maintaining documented procedures for;

•                  identifying the product from receipt through all stages of production and delivery;

•                  unique identification of individual product or batches.

•                  to use only approved material or service vendors;

•                  to notify CUSTOMER of pending material lot number changes if multi-lot use will be required.

5.                                      PROCESS CONTROL

QTS shall identify and plan the production and servicing processes which directly affect quality and shall ensure that these processes are carried out under controlled conditions.  Controlled conditions shall include:

•                  documented procedures defining the manner of production;

•                  use of suitable production equipment and a suitable working environment;

•                  compliance with Quality Requirements Specification (provided with purchase order or detailed in jointly approved manufacturing procedures);

•                  monitoring and control of suitable process parameters;

•                  the approval of processes and equipment, as appropriate;

•                  assign only trained, qualified personnel to perform manufacturing operations for CUSTOMER products;

•                  criteria for workmanship, which shall be stipulated in the clearest practical manner (e.g., written standards, representative samples, or illustrations);

•                  suitable maintenance of equipment to ensure continuing process capability.

6.                                      INSPECTION AND TEST STATUS

The inspection and test status of product or materials shall be identified by suitable means, which indicate the conformance or non-conformance of product with regard to

F065 — Rev. 02	Effective Date: Oct 2003

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

inspection and test performed.  The identification of inspection and test status shall be maintained, as defined in documented procedures.

7.                                      INSPECTION AND TESTING

QTS shall establish and maintain documented procedures for inspection and testing activities in order to verify that the specified requirements for the product are met.  The required inspection and testing, and the records to be established, shall be mutually agreed upon.

Receiving inspection and testing

QTS shall ensure that incoming materials are not used or processed until it has been inspected or otherwise verified as conforming to specified requirements.  Verification of the specified requirements shall be in accordance with documented procedures.

In-process inspection and testing

QTS shall:

•                  inspect and test the product/package as required by the Quality Requirements Specification and/or documented procedures;

•                  hold product until the required inspection and tests have been completed or necessary reports have been received and verified.

Final inspection and testing

QTS shall carry out all final inspection and testing in accordance with the Quality Requirements Specification and/or documented procedures to complete the evidence of conformance of the finished product/package to the specified requirements.

The documented procedures for final inspection and testing shall require that all specified inspection and tests, including those specified either upon receipt of material or in-process, have been carried out and that the results meet specified requirements.

No product shall be shipped until all the activities specified in the Quality Requirements Specification and/or documented procedures have been satisfactory completed and the associated data and documentation are available and authorized.

Inspection and test records

QTS shall establish and maintain records, which provide evidence that the product/package has been inspected and/or tested.  These records shall show clearly whether the product has passed or failed the inspection and/or tests according to defined acceptance criteria.  Where the product fails to pass any inspection and/or test, the procedures for control of non-conforming product shall apply.  Records shall identify the inspection authority responsible for the release of product.

8.                                      CONTROL OF INSPECTION, MEASURING AND TEST EQUIPMENT

QTS shall establish and maintain documented procedures to control, calibrate, and maintain inspection, measuring and test equipment used by QTS to demonstrate the conformance of product/package to the specified requirements.  Inspection, measuring and test equipment shall be used in a manner which ensures that the measurement uncertainty is known and is consistent with the required measurement capability.

QTS & the CUSTOMER shall:

•                  determine the measurements to be made and the accuracy required, and select the appropriate inspection, measuring, and test equipment that is capable of the necessary accuracy and precision;

F065 — Rev. 02	Effective Date: Oct 2003

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

•                  Identify all inspection, measuring and test equipment that can affect product quality.

9.                                      CONTROL OF NONCONFORMING PRODUCT

QTS shall establish and maintain documented procedures to ensure that the product/package that does not conform to specified requirements is prevented from unintended use.  This control shall provide for identification, documentation, evaluation, segregation (when practical), disposition of nonconforming product, and for notification to the function concerned.

Review and disposition of nonconforming product

The responsibility for review and authority for the disposition of nonconforming product shall be defined.  Nonconforming product shall be reviewed in accordance with documented procedures.  It may be:

•                  reworked to meet specified requirements, the rework performed must be documented and accepted/approved by CUSTOMER;

•                  accepted with or with out repair by concession;

•                  re-graded for alternative applications;

•                  scrapped.

Repaired and/or reworked product shall be re-inspected in accordance with the Quality Requirements Specification and/or documented procedures.

10.                               QTS agrees to provide CUSTOMER access to the following:

• Manufacturing Processes	• Test/Inspection Records
• Inspection Procedures	• Calibration Records
• Traceability Records	• Non-Conformance Reports

11.                               QTS agrees to allow CUSTOMER to perform facility audits on mutually agreeable frequency and agrees to establish corrective action programs if required.  Where CUSTOMER is contractually obligated to do so allow a third party auditor to perform facility audits in conjunction with CUSTOMER.

12.                               QTS agrees to provide the required certifications (as outlined on purchase orders) with all products and services stating conformance to all purchase order specifications.

13.                               (Excluding records supplied to CUSTOMER) QTS agrees to maintain ([***]) all records needed to demonstrate compliance to CUSTOMER purchase orders, specifications and contracts.  Prior to disposing of records QTS shall notify CUSTOMER and request concurrence that the records may be destroyed or turn the records over to CUSTOMER for maintenance and disposition.

14.                               TERMS AND CONDITIONS

14.1                        Invoices and Charges.  QTS will invoice the Customer for processing services rendered by QTS.  Payment of each invoice shall be made by the Customer [***] of the date of receipt of such invoice.  Any amount not so paid shall accrue simple interest at a rate of [***]% per month from the date of the original invoice for such amount.  In the event Customer fails to timely pay any invoice for services rendered, QTS reserves the right, at its option and upon notification of the Customer, to: (i) refuse to perform further services for the Customer, (ii) perform further services for the Customer only on a COD basis, (iii) withhold the shipment of Product in QTS’ possession until all past due invoices are paid, and/or (iv) make use of any other remedies legally available to it.  In addition to any amounts

F065 — Rev. 02	Effective Date: Oct 2003

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

owed for services rendered, Customer shall also reimburse QTS for any costs incurred in asserting its rights hereunder, including reasonable attorneys’ fees.

14.2                        Performance of Processing Services

(a)                               Processing Requirements.  QTS shall process products in accordance with the parameters for such products set forth in Manufacturing Procedures and/or Purchase Orders.

(b)                               Validation of Processing Requirements.  The Food and Drug Administration requires, and Customer agrees, that Customer shall have exclusive responsibility for the validation of processing requirements for products prior to the commencement of commercial distribution of such products.  The Customer acknowledges and agrees that it is solely and exclusively responsible for the validation of processing, product sterility, integrity of product packaging and the adequacy of product labeling.

(c)                                Shipment of the products by QTS.  QTS shall cause the products to be shipped in accordance with Customer’s written instructions or per individual Manufacturing Procedures.  When shipping the products ([***]), QTS shall include documents specifying the name of the products, the number of units of the products, and the lot number.  QTS will also conspicuously mark the shipment to show its “non-sterile” or “sterile” nature with all shipping and handling costs to be borne by the Customer.

(d)                               Storage of the Products or Materials by QTS.  QTS shall store the products/materials on its premises provided Customer has adequate insurance protecting all the products/materials while in QTS’ control and while in transit to and from QTS, from any loss, casualty, or damage.  Customer acknowledges and agrees that in the event QTS has purchased materials (pouches, labels, boxes, etc.) for Customer and Customer cancels such order, Customer will be responsible for all costs associated with such materials including a 15% stocking fee.

(e)                                Compliance with Laws Each of the parties agrees at all times to conduct its operations in compliance with the applicable requirements of 21 CFR Part 801.150 (“Medical Devices: Processing, Labeling or Repacking”), 21 CFR Part 820 (“Quality System Regulation: General”), or any successor regulations as well as any other applicable laws and regulations.

14.3                        Limited Warranty; Liability for Product Damage; Warranty Disclaimer; Limitation of Liability

14.3.1              Limited Warranty.

(a)                                  QTS warrants to the Customer that it will process the products in accordance with the parameters referred to in Manufacturing Procedures or Customer Specification Documents and in accordance with QTS’ quality policy manual in effect when the products are processed.  Notwithstanding the foregoing warranty, the Customer acknowledges that many factors beyond QTS’ control can affect the ultimate microbiological condition of the products.  Among these are the quality, type and original

F065 — Rev. 02	Effective Date: Oct 2003

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

bioburden of the products and their packaging, the configuration of the products, the material or construction of the products, the adequacy of the testing laboratory atmosphere and equipment, the competence of testing laboratory atmosphere and equipment, the competence of testing laboratory personnel, the competence and adequacy of sampling techniques, and the care and handling of the products during distribution.  The Customer acknowledges that the foregoing limited warranty is personal to the Customer and that such limited warranty may be enforced against QTS only by the Customer, and not by any third party (including, without limitation, product resellers and end-users).

(b)                                 If QTS becomes aware of any non-conformity with the limited warranty given in Section 14.3.1(a) (either through its own investigation or through written notice of the Customer) within [***] ([***]) days of shipment from QTS of the products subject to the warranty claim, then Customer’s exclusive remedy, and QTS’ sole liability to the Customer, shall be limited to (i) reprocessing such products at QTS’ expense if the products are not damaged, or (ii) if the products are damaged, indemnifying the Customer for its direct manufacturing cost of any of the products which are damaged by the processing nonconformance and which need to be replaced, up to a maximum payment per damaged product equal to [***] ([***]) times the processing cost for such Product.  QTS will reprocess such products only after receiving the Customer’s written authorization to do so.

14.3.2              Product Damage Caused By QTS.  If a product is damaged by QTS as a result of physical mishandling by QTS, then Customer’s exclusive remedy, and QTS sole liability to the Customer, shall be limited to the amount set forth in Section 14.3.1(b)(ii).  Customer will make every effort to keep cost to a minimum by refurbishing and/or repackaging wherever feasible.  Customer must present a written request to QTS for reimbursement for damages under this clause of the Agreement within [***] ([***]) days of the damage occurrence or lose its indemnification rights with respect to the damaged products.  QTS will provide compensation to Customer within [***] ([***]) days of written notification, provided the damages are not in dispute.

14.3.3              Warranty Disclaimer.  QTS makes no representation, guaranty or warranty, express or implied, other than the limited warranty contained in section 14.3.1(a).  In particular, QTS makes no representation, guarantee or warranty, express or implied, concerning the sterility of the products or degree or sterilization, nor as to the merchantability or fitness for a particular purpose of products after processing by QTS.

14.3.4              Limitation of Liability.  In no event shall QTS be liable for any special, indirect, incidental, consequential, punitive or other similar damages,

F065 — Rev. 02	Effective Date: Oct 2003

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

including but not limited to damages arising from death, bodily injury, property damage (other than damage to the products as provided in section 14.3. 1 (b)), loss of profits or revenue or loss of use of the products. Subject to the requirements of section 14.3.1(b), QTS’ aggregate liability under or as a result of this agreement shall not exceed the gross proceeds received from the customer during the calendar year when the incident giving rise to QTS’ liability occurs.

14.4                        Term I Termination

(a)                               Year-to-Year Term.  This Agreement will commence on the date executed by Customer (provided the Agreement is also executed by QTS) and will continue for an initial term of one (I) year from such date.  After the initial term, this Agreement shall be renewed automatically for successive one year periods unless Customer or QTS provides written notice to the other party, at least ninety (30) days prior to the end of the initial or any renewal term, that the Agreement shall not be renewed.

(b)                               Termination For Default.  If either party is in material default of its obligations under this Agreement, except for QTS’ refusal to perform pursuant to Section 14.1, the other party may give written notice that the Agreement will be terminated if the default is not cured within thirty (30) days.  If such notice is given and the default, except for QTS’ refusal to perform pursuant to Section 14.1, is not cured during the thirty (30) day period, then the party not in default shall have the right to immediately terminate this Agreement.

(c)                                Termination Upon Insolvency.  This Agreement shall be terminated effective immediately upon delivery of written notice by either party of such termination if any of the following occurs: (i) the institution by or against a party of insolvency, receivership or bankruptcy proceedings, (ii) such party’s making an assignment for the benefit of creditors, or (iii) the dissolution of such party.  There shall be no opportunity to “cure” nor any requirement for advance notice of termination under this section 14.4 (c).

14.5                        General Provision

(a)                               Governing Law.  The validity, construction, interpretation and enforcement of this Agreement, or any breach thereof shall be governed by the laws of the State of the plaintiff of record, applicable to contracts made and to be performed in that State.

(b)                               Indemnification.  The Customer agrees to indemnify, hold harmless and defend QTS from and against all settlements, judgments, fines, expenses, losses, costs, deficiencies, liabilities and damages, including reasonable attorneys’ fees and expenses (collectively, “damages”) incurred or suffered by QTS arising out of or in connection with (i) any breach by the Customer of any of its covenants or agreements made in this Agreement, (ii) the processing of the products, except to the extent such damages arise exclusively and directly out of negligent acts or omissions of QTS or QTS’ failure to process the products in accordance with the parameters set forth

F065 — Rev. 02	Effective Date: Oct 2003

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

in Individual Manufacturing Procedures, or (iii) any claim that the products are not sterile., or (iv) any claim of personal injury, including death, or other damage arising out of the use of any and all Products.

QTS agrees to cross-indemnify, hold harmless and defend the Customer from and against all settlements, judgments, fines, expenses, losses, costs, deficiencies, liabilities and damages, including reasonable attorneys’ fees and expenses (collectively, “damages”) incurred or suffered by the Customer arising out of or in connection with (i) any breach by QTS of any of its covenants or agreements made in this Agreement, or (ii) the processing of the products, except to the extent such damages arise exclusively and directly out of negligent acts or omissions of the Customer or the Customer’s failure to provide appropriate directions for processing products in accordance with the parameters set forth in Individual Manufacturing Procedures.

(c)                                Entire Agreement.  This Agreement constitutes the final written expression of the terms of agreement between the parties relating to the subject matter contained herein and is the complete and exclusive statements of those terms.  This Agreement supersedes all prior agreements with respect to such subject matter and merges all prior discussion between the parties.  All references to this Agreement shall be deemed to include the schedules hereto.  No provision in any purchase order or purchase order confirmation, whether entered into prior to, concurrently with or after the execution and delivery of this Agreement, shall be effective to the extent that provision is inconsistent with any provision of this Agreement.

(d)                               Amendments.  This Agreement may be amended only with the consent of both parties hereto in writing signed by an authorized representative of each party.

(e)                                Severability.  The provisions of this Agreement shall be deemed severable, and the invalidity, unenforceability or illegality of any provision of this Agreement shall not in any way affect or impair the validity, enforceability or legality of the other provisions hereof.

(f)                                   No Waiver.  The failure of either party hereto at any time to require performance by the other party of any provision of this Agreement shall in no way affect the right of such party to require performance of that provision, and any waiver by either party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself or a waiver of any right under this Agreement.

(g)                               Relationship.  Each party to this Agreement is an independent contractor, and nothing contained herein shall be construed to create an agency relationship between the parties.

(h)                               Force Majeure.  QTS shall not be responsible for any loss, damages or penalty resulting from delay in processing or delivery when such delay is due to causes beyond the reasonable control of QTS, including but not

F065 — Rev. 02	Effective Date: Oct 2003

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

limited to, labor unrest, utility interruptions, shortages, riots, insurrection, fires, flood, storm, earthquake, explosion, act of God, war, terrorism, or governmental action.

(i)                                  Insurance.  Customer shall maintain at all times during the term of the Agreement, adequate insurance protecting all the products/materials while in QTS’ control, and in Customer’s case while in transit to and from QTS or QTS’ subcontractors, from any loss, casualty, or damage.  Customer shall maintain product liability insurance resulting from use of the products.  QTS will maintain commercial general liability insurance up to $[***] per occurrence and $[***] general aggregate.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first written below.

CUSTOMER:	/s/ William Ross	4/6/04	CFO
	Signature	Date	Title

QTS Officer:	/s/ [illegible]	4/7/04	President/CEO
	Signature	Date	Title

QTS Officer:	/s/ [illegible]	4/7/04	VP of Manufacturing
	Signature	Date	Title

F065 — Rev. 02	Effective Date: Oct 2003

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.